Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-177923 Dated February 27, 2012

JPMorgan ETF Efficiente 5 Index

MULTI-ASSET AND MULTI-REGION
DYNAMIC ASSET ALLOCATION
EFFICIENT FRONTIER

Launched in October 2010, the JPMorgan ETF Efficiente 5 Index features:

[] Dynamic asset allocation: Allocates across several exchange-traded funds and a cash index, with monthly rebalancing. The levels of the JPMorgan ETF
Efficiente 5 Index reflect the performance of the index components above the cash index and deduct a daily adjustment factor of 0.50% per annum

[]   Efficient frontier and Momentum: Portfolio optimization methodology based on momentum and the efficient frontier concept

[]   Multi-asset and multi-region: Wide range of asset classes and geographic regions represented

[]   Volatility Target: Targets a volatility of 5% for the strategy

[]   Access: Investors can access the index via J.P. Morgan issued certificates of deposits and notes, each of which is subject to the credit risk of the particular issuer

             J.P. Morgan Structured Investments | 800 576 3529 | si.jpmorgan.com
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Index Returns Since Launch[1]
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      Jan   Feb  Mar  Apr  May   Jun   Jul  Aug  Sep  Oct  Nov   Dec Full Year
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2010                                                      -1.9% 0.6%
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      Jan   Feb  Mar  Apr  May   Jun   Jul  Aug  Sep  Oct  Nov   Dec Full Year
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2011 -0.2% 1.8% 0.5% 1.4% -1.0% -1.3% 3.9% 3.1% 0.5% 1.4% 0.4%  0.7%  11.6%
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      Jan   Feb  Mar  Apr  May   Jun   Jul  Aug  Sep  Oct  Nov   Dec Full Year
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2012 0.7%
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The Index may be partially univested, may not be successful, may not outperform any alternative strategy related to its components and may not achieve its target volatility of 5%.
The Index is rebalanced monthly with maximum weighting caps applied to the ETFs by asset type and geographic region, which may limit returns.

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[1]Represents the monthly and full calendar year performance of the Index based on, as applicable to the relevant measurement period, the actual historical performance of the Index based on the daily Index closing level from October
31, 2010 through January 31, 2012. Past performance is not indicative of future returns.

JPMorgan Chase & Co. has []led a registration statement (including a prospectus) with the SEC for any notes offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to any notes offering that JPMorgan
Chase & Co. has filed with the SEC for more complete information about JPMorgan
Chase & Co. and that offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, JPMorgan Chase
& Co., any agent or any dealer participating in that offering will arrange to send you the prospectus if you so request by calling 1-800-576-3529.

This material is not the product of J.P. Morgan Research Departments. J.P.
Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of NYSE and SIPC.
[C]2012 JPMorgan Chase & Co. All rights reserved.
                                                                   February 2012